AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) is made as of July 10, 2026 by and between Caldwell & Orkin Funds Inc., a Maryland Corporation (“Company”), on behalf of its series Gator Capital Long/Short Fund (the “Target Fund”), and Gator Capital Investment Trust, a Delaware statutory trust (“GCIT”), on behalf of its series Gator Capital Long/Short ETF (the “Acquiring Fund” and together with the Target Funds, the “Funds”). Gator Capital Management LLC, a Delaware limited liability company (“GCM”), joins this Agreement solely for purposes of paragraphs 4.4 and 8.2.

WHEREAS, this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of the regulations under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Reorganization is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code;

WHEREAS, the reorganization of the Target Fund will consist of: (i) the transfer of all the assets of the Target Fund to the Acquiring Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all the liabilities of the Target Fund; and (ii) the Target Fund will distribute (1) such shares of the Acquiring Fund to the Target Fund Shareholders (as defined in Section 1.4) who hold shares of the Target Fund through accounts that are permitted to hold shares of the Acquiring Fund, (2) cash to Target Fund Shareholders who do not hold shares of the Target Fund through accounts that are permitted to hold shares of the Acquiring Fund (“Cash-Out Shareholders”) equal in value to the aggregate net asset value (“NAV”) of the Target Fund shares held by such Cash-Out Shareholders (less any applicable withholding tax), in connection with the complete liquidation of the Target Fund, and (3) cash to Target Fund Shareholders in lieu of fractional shares of the Acquiring Fund (less any applicable withholding tax), in complete liquidation and termination of the Target Fund, all upon the terms and conditions hereinafter set forth in this Agreement (such transaction, the “Reorganization”);

WHEREAS, the Acquiring Fund is a series of GCIT, an open-end management investment company registered pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Target Fund is a series of Company, an open-end management investment company registered pursuant to the 1940 Act;

WHEREAS, the Acquiring Fund is newly organized for the purpose of acquiring the assets and assuming the liabilities of the Target Fund;

WHEREAS, the Acquiring Fund is, and will be at the time of the Closing (as defined in paragraph 3.1), a shell series of GCIT created for the purpose of acquiring the assets and assuming the liabilities of the Target Fund, and, prior to the Closing, will not commence operations or carry on any business activities (other than such activities as are customary to the organization of a new series of a registered investment company prior to its commencement of investment operations);

WHEREAS, the Target Fund currently owns securities and other investments that are assets of the character in which the Acquiring Fund is permitted to invest;

WHEREAS, the Board of Trustees of Company, including a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of Company, has determined with respect to the Target Fund that (1) participation in the Reorganization is in the best interests of the Target Fund, and (2) the interests of the existing shareholders of the Target Fund will not be diluted as a result of the Reorganization;

WHEREAS, the Board of Trustees of GCIT, including a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of GCIT, has determined that participation in the Reorganization is in the best interests of the Acquiring Fund.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I

THE REORGANIZATION AND FUND TRANSACTIONS

1.1	The Reorganization. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, at the Closing, Company shall assign, deliver and otherwise transfer the assets of the Target Fund to GCIT, on behalf of the Acquiring Fund, and GCIT shall assume the liabilities of the Target Fund on behalf of the Acquiring Fund. In consideration of the foregoing, GCIT, on behalf of the Acquiring Fund, shall deliver to Company on behalf of the Target Fund, Acquiring Fund Shares, with the number of Acquiring Fund Shares to be delivered determined as set forth in paragraph 2.3 (with cash being distributed in lieu of fractional Acquiring Fund Shares as set forth in Section 2.3 and 5.11).

1.2	Assets of the Target Fund. The assets of the Target Fund to be acquired by the Acquiring Fund shall consist of all assets and property, including, without limitation, all rights of the Target Fund, cash, cash equivalents, securities, receivables (including securities, interests and dividends receivable), commodities and futures interests, rights to register shares under applicable securities laws, any deferred or prepaid expenses shown as an asset on the books of the Target Fund at the Closing, books and records, and any other property owned by the Target Fund at the Closing.

1.3	Liabilities of the Target Fund. The Target Fund will endeavor, consistent with its obligation to continue to pursue its investment objective and employ its investment strategies in accordance with the terms of its prospectus, to discharge all of its liabilities and obligations prior to the Closing Date, other than those liabilities and obligations which otherwise would be discharged at a later date in the ordinary course of business or any liabilities and obligations that are intended to be assumed and paid by another person or entity (including GCM). The Acquiring Fund shall assume all liabilities of the Target Fund, whether accrued or contingent, known or unknown, whether or not arising in the ordinary course of business, whether or not determinable at the Closing, and whether or not specifically referred to in this Agreement, and which assumed liabilities shall include all of the Target Fund’s liabilities, debts, obligations (including the obligation of the Target Fund to indemnify, defend, hold harmless, advance expenses to and/or contribute to the liability of the trustees and officers of the Target Fund, acting in their capacities as such, to the fullest extent provided by applicable law and in the Company’s Governing Documents (as defined in Section 4.1(a)), including without limitation any losses, claims, damages, liabilities or expenses that are not covered and paid by insurance, or if so covered, any insurance retention or deductible resulting therefrom), and duties of whatever kind or nature.

1.4	Liquidating Distribution of Acquiring Fund Shares. At the Closing (or as soon thereafter as is reasonably practicable), Company, on behalf of the Target Fund, will distribute (i) to its shareholders of record (“Target Fund Shareholders”) other than Cash-Out Shareholders the shares of the Acquiring Fund received by the Target Fund pursuant to Section 1.1(a), on a pro rata basis, and (ii) cash to the Cash-Out Shareholders equal in value to the aggregate NAV of the Target Fund shares held by such Cash-Out Shareholders calculated as of the Closing, and without further notice, the outstanding shares of the Target Fund will be redeemed as permitted by its Governing Documents (as defined in Section 4.1(a)) and applicable law, and the Target Fund will as promptly as practicable completely liquidate and dissolve as permitted by its Governing Documents and applicable law. Such distribution to Target Fund Shareholders and liquidation of the Target Fund will be accomplished by the transfer of the Acquiring Fund’s shares then credited to the account of the Target Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of Target Fund Shareholders and the distribution of cash as contemplated herein. The aggregate NAV of the Acquiring Fund’s shares to be so credited to the Target Fund Shareholders shall be equal to the aggregate NAV of the Target Fund’s shares owned by Target Fund Shareholders on the Valuation Time, less the value of cash to be distributed to Target Fund Shareholders in lieu of fractional Acquiring Fund shares pursuant to Section 5.11) and the value of cash to be distributed to Cash-Out Shareholders. Target Fund Shareholders that are Cash-Out Shareholders will not receive shares of the Acquiring Fund as part of the Reorganization. The Acquiring Fund shall not issue certificates representing shares in connection with such exchange.

1.5	Recorded Ownership of Acquiring Fund Shares. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s transfer agent.

1.6	Filing Responsibilities of Target Fund. Any reporting responsibility of the Target Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, the Delaware Division of Revenue, and any U.S. federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Target Fund.

1.7	Books and Records. The Target Fund shall have arranged for the availability prior to, and the transfer as soon as practicable following, the Closing Date to the Acquiring Fund, or its designated agent, of the Target Fund’s books and records required to be maintained under the 1940 Act, and the rules and regulations thereunder.

1.8	Transfer Taxes. Any transfer taxes payable upon the issuance of Acquiring Fund Shares to a Target Fund Shareholder pursuant to Section 1.4 that result from such issuance being made to an account in a name other than the registered holder of such Target Fund shares on the books of the Target Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred.

1.9	Liquidation and Termination. The Target Fund shall completely liquidate and be dissolved, terminated and have its affairs wound up in accordance with Delaware state law promptly following the Closing and the making of all distributions pursuant to Section 1.4.

ARTICLE II

VALUATION

2.1	Valuation of Assets. The value of the Target Fund’s assets and liabilities (taking into account the value of any cash or other assets used to redeem fractional shares pursuant to Section 5.11 or to distribute to Cash-Out Shareholders) shall be computed using the valuation policies and procedures established by the Board of Trustees of GCIT or such other valuation procedures as shall be mutually agreed upon by the parties as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the business day immediately preceding the Closing Date (such time and date the “Valuation Time”). As of the Valuation Time, the movement of records and materials of the Target Fund to the fund accounting and administrative services agent of the Surviving Funds shall commence for completion.

2.2	Valuation of Shares. The net asset value per share of the Acquiring Fund Shares shall be the net asset value per share computed as of the Valuation Time using the valuation policies and procedures established by the Board of Trustees of GCIT; or such other valuation procedures as shall be mutually agreed upon by the parties.

2.3	Calculation of Number of Acquiring Fund Shares. The number of Acquiring Fund Shares to be issued in consideration for the net assets as described in Article I, shall be determined by dividing the value of the assets (net of liabilities) of the Target Fund determined in accordance with Section 2.1 by the net asset value of an Acquiring Fund Share determined in accordance with Section 2.2. The Acquiring Fund shall not issue fractional shares, and Cash-Out Shareholders shall not receive Acquiring Fund Shares.

2.4	Joint Direction of Calculation. All computations of value with respect to both the Target Fund and the Acquiring Fund shall be made by Ultimus Fund Solutions, LLC (“Ultimus”), in its capacity as accounting agent for the Acquiring Fund. Such computations shall be evaluated by GCM, in its capacity as investment adviser for the Acquiring Fund and the Target Fund. Such computations shall be subject to confirmation by the Target Fund’s and Acquiring Fund’s respective transfer agents and independent registered public accounting firms.

2.5	Reserved.

ARTICLE III

CLOSING

3.1	Closing. The Reorganization (“Closing”), shall occur at the principal office of GCM on or about November 1, 2026, or at such other place and/or on such other date as to which the parties may agree (the “Closing Date”). Unless otherwise provided, all acts taking place at the Closing shall be deemed to take place at the Closing. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, receipts and other documents, if any, as such other party or its counsel may reasonably request to effect the transactions contemplated by this Agreement.

3.2	Transfer by Custodian. The Target Fund’s portfolio securities, investments or other assets that are represented by a certificate or other written instrument shall be transferred and delivered by the Target Fund as of the Closing Time to the Acquiring Fund’s custodian for the account of the Acquiring Fund duly endorsed in proper form for transfer and in such condition as to constitute good delivery thereof. The Target Fund shall direct its custodian (the “Target Fund Custodian”) to deliver to the Acquiring Fund’s custodian as of the Closing Date by book entry, in accordance with the customary practices of Target Custodian and any securities depository (as defined in Rule 17f-4 under the Investment Company Act of 1940, as amended (the “1940 Act”)), in which the Assets are deposited, the Target Fund’s portfolio securities and instruments so held. The Target Fund’s portfolio securities represented by a certificate or other written instrument shall be presented by the Target Custodian to the Acquiring Fund’s custodian. The cash to be transferred by the Target Fund shall be delivered to the Acquiring Fund’s custodian by wire transfer of U.S. federal funds or other appropriate means on or about the first business day following the Closing Date. If the Target Fund is unable to make such delivery on the Closing Date in the manner contemplated by this Section for the reason that any of such securities or other investments purchased prior to the Closing Date have not yet been delivered to the Target Fund or its broker, then the Acquiring Fund may, in its sole discretion, waive the delivery requirements of this Section with respect to said undelivered securities or other investments if the Target Fund has, by or on the Closing Date, delivered to the Acquiring Fund or its custodian executed copies of an agreement of assignment and escrow and due bills executed on behalf of said broker or brokers, together with such other documents as may be required by the Acquiring Fund or its custodian, such as brokers’ confirmation slips.

3.3	Transfer Agent. At such time prior to the Closing Date as the parties mutually agree, the Target Fund shall provide instructions and related information to the Acquiring Fund or its transfer agent with respect to Target Fund Shareholders, including names, addresses, dividend reinvestment elections, if any, and tax withholding status of such Target Fund Shareholders as of the date agreed upon (such information to be updated as of the Closing Date, as necessary). The Acquiring Fund and its transfer agent shall have no obligation to inquire as to the validity, propriety or correctness of any such instruction, information or documentation, but shall, in each case, assume that such instruction, information or documentation is valid, proper, correct and complete.

3.4	Postponement of Closing. In the event that on the date of the Valuation Time or the Closing Date (a) the NYSE or another primary trading market for portfolio securities of the Target Fund (each, an “Exchange”) is closed to trading or trading thereupon is restricted, or (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the reasonable judgment of GCIT or Company, accurate appraisal of the value of the net assets of the Target Fund is impracticable, the Valuation Time and the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Company. Company, on behalf of the Target Fund, represents and warrants to GCIT, on behalf of the Acquiring Fund, as follows:

(a)	The Target Fund is a duly established series of Company, which is a corporation trust duly organized, validly existing and in good standing under the laws of the State of Maryland, with power under Company’ Articles of Incorporation and By-Laws, each as amended from time to time (together “Governing Documents”), to own all of its properties and assets and to carry on its business as it is presently conducted.

(b)	Company is registered with the Commission as an open-end management investment company under the 1940 Act, and the registration of the Target Fund shares under the Securities Act of 1933, as amended (the “1933 Act”), is in full force and effect, and will be in full force and effect on the Closing Date. The Target Fund is in compliance in all material respects with the 1940 Act and the rules and regulations thereunder.

(c)	No consent, approval, authorization, or order of any court, governmental authority or stock exchange on which shares of the Target Fund are listed is required for the consummation by Company, on behalf of the Target Fund, of the transactions contemplated herein, except such as have been obtained.

(d)	The current prospectus and statement of additional information of the Target Fund conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include, with respect to the Company and the Acquired Fund, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(e)	At the Closing, the Target Fund will have good and marketable title to the assets and full right, power, and authority to sell, assign, transfer and deliver such assets hereunder free of any liens or other encumbrances, and upon delivery and payment for such assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act, except those restrictions as to which the Acquiring Fund has received written notice and necessary documentation of at or prior to the Closing.

(f)	Company is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in (i) a material violation of its Governing Documents, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which Company, on behalf of the Target Fund, is a party or by which it is bound, or (ii) the acceleration of any material obligation, or the imposition of any penalty, under any material agreement, indenture, instrument, contract, lease, judgment or decree to which Company, on behalf of the Target Fund, is a party or by which it is bound.

(g)	There are no contracts outstanding to which the Target Fund is a party that have not been disclosed in writing to the Acquiring Fund. Except as otherwise disclosed in writing to and accepted by the Acquiring Fund, the Target Fund has no material contracts or other commitments that will be terminated with liability to the Target Fund before the Closing.

(h)	No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to Company’ knowledge, threatened against the Target Fund that, if adversely determined, would materially and adversely affect the Target Fund’s financial condition or the conduct of its business. Company, on behalf of the Target Fund, without any special investigation or inquiry, knows of no facts which might form a reasonable basis for the institution of such litigation, proceedings or investigations and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects, or is expected to so affect, the Target Fund’s business or its ability to consummate the transactions herein contemplated.

(i)	The annual financial statements, including the notes thereto, the Financial Highlights and the Schedule of Investments, of the Target Fund for the most recently ended fiscal year have been audited by an independent registered public accounting firm, and were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, and such statements (copies of which have been furnished to the Acquiring Fund) present fairly, in all material respects, the financial condition of the Target Fund as of such date, and there are no known contingent liabilities of the Target Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.

(j)	The unaudited semi-annual financial statements of the Target Fund as of the most recent semi-annual fiscal period, and for the period then ended have been prepared in accordance with generally accepted accounting principles, and such statements (copies of which have been furnished to the Acquiring Fund) fairly reflect the financial condition of the Target Fund as of such date, and there are no known liabilities, contingent or otherwise, of the Target Fund as of such date that are not disclosed in such statements.

(k)	Since the end of the period covered by the most recent annual or semi-annual report, there has not been any material adverse change in the Target Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business and there are no known contingent liabilities of the Target Fund arising after such date. Before the Closing Date, the Target Fund will advise the Acquiring Fund of all material liabilities, contingent or otherwise, incurred by it subsequent to the date of the most recent financial statements, whether or not incurred in the ordinary course of business. For the purposes of this subsection (k), a decline in the net asset value of the Target Fund shall not constitute a material adverse change.

(l)	Since the end of the period covered by the most recent annual or semi-annual report through the date hereof, there has occurred no event or condition (other than as a result of this Agreement and the transactions contemplated hereby) that would (A) require Target Fund to file an additional amendment, registration statement, prospectus, prospectus supplement, report, or other document with the SEC, which document has not been so filed with the SEC and delivered to GCIT or (B) require Target Fund to conduct a meeting of its shareholders.

(m)	All income and other material U.S. federal, state, local and other tax returns and reports of the Target Fund required by law to be filed by it have been timely filed (taking into account permitted extensions for filing) and are complete and correct in all material respects. All U.S. federal, state, local and other taxes of the Target Fund required to be paid (whether or not shown on any such return or report) have been paid, or set aside for timely payment, as of the date of the financial statements or are adequately represented on the financial statements. To the knowledge of Company, no tax authority is currently auditing the Target Fund, and no assessment for taxes, interest, additions to tax or penalties has been asserted against the Target Fund.

(n)	For each taxable year of the Target Fund’s operation (including the portion of the taxable year ending on the Closing Date), the Target Fund: (i) has elected to qualify, and has qualified or will qualify as a “regulated investment company” in accordance with the requirements of Subchapter M of the Code (a “RIC”), (ii) has been (and will be) treated as a separate corporation for U.S. federal income tax purposes pursuant to Section 851(g) of the Code and (iii) has been (or is expected to be) eligible to and has computed (or will compute) its U.S. federal income tax under Section 852 of the Code and (iv) has not been (and is not expected to be), liable for any material income or excise tax under Section 852 or 4982 of the Code. The Target Fund has not taken any action, caused any action to be taken or caused any action to fail to be taken which action or failure could reasonably be expected to cause the Target Fund to fail to qualify as a RIC. As of the time of the Closing, the Target Fund will have no current or accumulated earnings and profits accumulated in any taxable year into which the provisions of Part I of Subchapter M of the Code did not apply to the Target Fund.

(o)	All issued and outstanding shares of the Target Fund are, and on the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by Company and in every state where offered or sold, such offers and sales have been in compliance in all material respects with applicable registration and/or notice requirements of the 1933 Act and state and U.S. federal securities laws. All of the issued and outstanding shares of the Target Fund will, at the Closing, be held by the persons and in the amounts set forth in the records of the applicable Transfer Agent, on behalf of the Target Fund, as provided in paragraph 3.3. The Target Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Target Fund, nor is there outstanding any security convertible into any of the Target Fund’s shares.

(p)	The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing by all necessary action, if any, on the part of the Board of Directors of Company, on behalf of the Target Fund, and this Agreement will constitute a valid and binding obligation of Company, on behalf of the Target Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(q)	The information to be furnished by the Target Fund for use in registration statements, information statements and other documents filed or to be filed with any U.S. federal, state or local regulatory authority (including the Financial Industry Regulatory Authority, Inc. (“FINRA”)), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with U.S. federal, state, and local securities and other laws and regulations thereunder applicable thereto.

(r)	Within a timeframe mutually agreeable to the parties, the Target Fund will provide the Acquiring Fund with such information relating to the Target Fund as is reasonable necessary for the Acquiring Fund to prepare the registration statement on Form N-14 under the 1933 Act which shall properly register the Acquiring Fund Shares to be issued in connection with the Reorganization and include an information statement with respect to the Reorganization (the “Information Statement/Prospectus”) and such information will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading, provided, however, that the representations and warranties of this subparagraph (q) shall not apply to statements in or omissions from the Proxy Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Acquiring Fund or GCM for use therein, or the omission or revision by the Acquiring Fund or GCM of information provided by the Target Fund.

(s)	The Company’ Board of Directors satisfies the fund governance standards defined in Rule 0-1(a)(7) under the 1940 Act as they currently apply to the Company.

(t)	The Target Fund’s investment operations, from inception to the date hereof, have been in compliance in all material respects with the investment policies and investment restrictions set forth in the prospectus and statement of additional information of the Target Fund, as in effect from time to time.

(u)	Company maintains on behalf of the Target Fund insurance in amounts that, to the knowledge of Company, are customary within the industry. To the knowledge of Company, all of such insurance policies are valid, binding, and enforceable in accordance with its terms against the respective insurers and are in full force and effect.

(v)	Company has obtained those no action letters, exemptive orders, and other interpretive relief from the SEC and any other government entity, to its knowledge, necessary for the operation of the Target Fund. Company, on behalf of the Target Fund, to its knowledge, has complied with all representations, terms, and conditions of each such no action letter, exemptive order, and other relief necessary to rely on the same.

(w)	To the knowledge of Company, during the past three years, there has existed no unremedied pricing error or similar condition with respect to the Target Fund.

4.2	Representations and Warranties of GCIT. GCIT, on behalf of the Acquiring Fund, represents and warrants to Company, on behalf of the Target Fund, as follows:

(a)	The Acquiring Fund is a duly established series of GCIT, which is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware with power under its Declaration of Trust and By-Laws, each as amended from time to time, to own all of its properties and assets and to carry on its business as it is presently conducted.

(b)	GCIT is, or will be as of the Closing Date, registered with the Commission as an open-end management investment company under the 1940 Act, and the registration of the Acquiring Fund Shares under the 1933 Act is in full force and effect, or is anticipated to be in full force and effect on the Closing Date.

(c)	No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by GCIT on behalf of the Acquiring Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act and such as may be required under state securities laws.

(d)	The current prospectus, statement of additional information, shareholder reports, marketing and other related materials of the Acquiring Fund conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided, however, that the representations and warranties of this subparagraph (d) shall not apply to statements in or omissions from the materials described in this subparagraph (d) made in reliance upon and in conformity with information that was furnished by the Target Fund or Company for use therein.

(e)	At the Closing, GCIT, on behalf of the Acquiring Fund, will have good and marketable title to the Acquiring Fund’s assets, if any, free of any liens or other encumbrances.

(f)	GCIT, on behalf of the Acquiring Fund, is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in (i) a violation of Delaware law or a material violation of its Declaration of Trust and By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which GCIT, on behalf of the Acquiring Fund, is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which GCIT, on behalf of the Acquiring Fund, is a party or by which it is bound.

(g)	No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to GCIT’ knowledge, threatened that, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition or the conduct of its business. GCIT, on behalf of the Acquiring Fund, knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects the Acquiring Fund’s business or its ability to consummate the transactions herein contemplated.

(h)	At the Closing, the Acquiring Fund will have no assets (other than any nominal seed capital held to facilitate its organization or maintain its legal existence) and no liabilities. The Acquiring Fund has not commenced operations and will not commence operations until after the Closing.

(i)	The Acquiring Fund will not have had any assets (other than assets required to meet requirements of Section 14(a) of the 1940 Act, if any) or investment operations at any time prior to the Closing. As of the time immediately following the Closing, the Target Fund Shareholders will own all of the outstanding Acquiring Fund Shares. As of the time immediately following the Closing, the Acquiring Fund will be treated as a separate corporation for U.S. federal (and applicable state and local) income tax purposes pursuant to Section 851(g) of the Code and intends to take all steps necessary to meet the requirements of Subchapter M of Chapter 1 of the Code for qualification and treatment as a RIC. The Acquiring Fund has not filed any U.S. federal or state income tax return and will file its first U.S. federal income tax return after the completion of its first taxable year after the Closing as a RIC on IRS Form 1120-RIC.

(j)	The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing by all necessary action, if any, on the part of the Board of Trustees of GCIT, on behalf of the Acquiring Fund, and this Agreement will constitute a valid and binding obligation of the Acquiring Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(k)	The Acquiring Fund Shares to be issued and delivered to the Target Fund for the account of the Target Fund Shareholders pursuant to the terms of this Agreement will, at the time of the Closing, have been duly authorized. When so issued and delivered, such shares will be duly and validly issued shares of the Acquiring Fund, and will be fully paid and non-assessable.

(l)	The information to be furnished by the Acquiring Fund for use in the registration statements, information statement and other documents filed or to be filed with any U.S. federal, state or local regulatory authority (including FINRA) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with U.S. federal, state and local securities and other laws and regulations applicable thereto.

(m)	The Information Statement/Prospectus (as defined in paragraph 5.6), insofar as it relates to the Acquiring Fund and the Acquiring Fund Shares, will (i) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not materially misleading, and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act, and the 1940 Act and the rules and regulations thereunder; provided, however, that the representations and warranties of this subparagraph (m) shall not apply to statements in or omissions from the Proxy Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Company or Target Fund for use therein.

(n)	The GCIT’ Board of Trustees satisfies the fund governance standards defined in Rule 0-1(a)(7) under the 1940 Act as they currently apply to GCIT.

4.4	Representations and Warranties of GCM. GCM represents and warrants to GCIT, on behalf of the Acquiring Fund, and to Company, on behalf of the Target Fund, as follows:

(a)	GCM is a limited liability company organized under the laws of the State of Delaware and has the power to own all of its properties and assets and to carry out its obligations under this Agreement. GCM has all necessary U.S. federal, state and local authorizations to carry on its business as now being conducted.

(b)	The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing by all necessary action, if any, on the part of GCM, and this Agreement will constitute a valid and binding obligation of GCM, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(c)	All information provided or identified in writing by GCM to Company or GCIT in response to formal due diligence requests relating to GCM or the Acquiring Fund are true and correct in all material respects and contain no material misstatements or omissions with respect to GCM or the operation of the Acquiring Fund as of the date hereof.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1	Conduct of Business. The Acquiring Fund and the Target Fund each will operate its business in the ordinary course consistent with past practice between the date hereof and the Closing, it being understood that such ordinary course of business with respect to the Target Fund will include the declaration and payment of customary dividends and other distributions, and any other distribution that may be advisable. The Acquiring Fund shall not have commenced operations, prepared books of account and related records or financial statements or issued any shares except for those operations commenced, books of accounts and related records or financial statements prepared or shares issued in connection with a private placement to the initial shareholder of the Acquiring Fund to secure any required initial shareholder approvals.

5.2	Reserved.

5.3	No Distribution of Acquiring Fund Shares. The Target Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

5.4	Information. The Target Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Target Fund shares.

5.5	Other Necessary Action. Subject to the provisions of this Agreement, the Acquiring Fund and the Target Fund will each take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.6	Information Statement/Prospectus. The Target Fund will provide the Acquiring Fund with information regarding the Target Fund reasonably necessary for the preparation of the information statement and prospectus to be included in the Information Statement/Prospectus, in compliance with the 1933 Act, the 1934 Act and the 1940 Act. The GCIT shall file with the Commission the Information Statement/Prospectus.

5.7	Liquidating Distribution. As soon as is reasonably practicable after the Closing, the Target Fund will make a liquidating distribution to its shareholders consisting of the Acquiring Fund Shares received at the Closing.

5.8	Best Efforts. The Acquiring Fund and the Target Fund shall each use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent set forth in Article VI to effect the transactions contemplated by this Agreement as promptly as practicable.

5.9	Other Instruments. GCIT, on behalf of the Acquiring Fund, and Company, on behalf of the Target Fund, each covenants that it will, from time to time, as and when reasonably requested by the other party, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the other party may reasonably deem necessary or desirable in order to vest in and confirm (a) Company’s, on behalf of the Target Fund, title to and possession of the Acquiring Fund Shares to be delivered hereunder, and (b) GCIT’, on behalf of the Acquiring Fund, title to and possession of all the assets and otherwise to carry out the intent and purpose of this Agreement.

5.10	Regulatory Approvals. The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing.

5.11	Fractional Shares. Prior to the Closing, the Target Fund shall redeem all fractional shares of the Target Fund outstanding on the records of the Target Fund’s transfer agent. For these purposes, any Target Fund shares owned by a Target Fund Shareholder that, in aggregate, have a NAV less than the NAV per share of the Acquiring Fund are deemed fractional shares and shall be redeemed by the Target Fund as set forth herein.

5.12	Qualification as a “Regulated Investment Company. (a) The Acquiring Fund will elect to be RIC for U.S. federal income tax purposes for its taxable year that includes the Closing Date, and intends to continue to qualify for such treatment for its subsequent taxable years, and will compute its U.S. federal income tax for such taxable year under Section 852 of the Code; and (b) at all times prior to and subsequent to making such election, the Acquiring Fund will take all steps necessary to ensure that it qualifies for U.S. federal income tax purposes as a RIC and remains eligible to compute its U.S. federal income tax under Section 852 of the Code.

5.13.	Reorganization. The Target Fund and the Acquiring Fund agree to treat the Reorganization as a “reorganization” under Section 368(a)(1)(F) of the Code and will file all tax returns consistent with such treatment. Neither the Target Fund nor the Acquiring Fund shall take any action or cause any action to be taken (including, without limitation, the filing of any tax return or the defense of any dispute, audit, investigation, proceeding or claim concerning taxes) that is inconsistent with such treatment or that results in the failure of the transaction to qualify as a reorganization under Section 368(a)(1)(F) of the Code, except as required by applicable law.

5.14.	Tax Filings. The Acquiring Fund and the Target Fund will comply with the record keeping and information filing requirements of Treasury Regulation §1.368-3.

ARTICLE VI

CONDITIONS PRECEDENT

6.1	Conditions Precedent to Obligations of Company. The obligations of Company, on behalf of the Target Fund, to consummate the transactions provided for herein shall be subject, at Company’ election, to the following conditions:

(a)	All representations and warranties of GCIT, on behalf of the Acquiring Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing, with the same force and effect as if made on and as of the Closing.

(b)	GCIT, on behalf of the Acquiring Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by GCIT, on behalf of the Acquiring Fund, on or before the Closing.

(c)	The Target Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.3.

6.2	Conditions Precedent to Obligations of GCIT. The obligations of GCIT, on behalf of the Acquiring Fund, to complete the transactions provided for herein shall be subject, at GCIT’ election, to the following conditions:

(a)	All representations and warranties of Company, on behalf of the Target Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing, with the same force and effect as if made on and as of the Closing.

(b)	Company shall have delivered to the Acquiring Fund, or shall have made provision for delivery as promptly as practicable after the Closing Date, (i) the tax books and records of the Target Fund for preparing any tax returns required by law to be filed after the Closing, provided, however, that copies of such books and records may be retained as required by appliable Law or as necessary for the Target Fund or Company, on behalf of the Target Fund, to prepare and file Tax Returns pursuant to Section 1.6; and (ii) such other tax information reasonably requested by GCIT.

(c)	Company, on behalf of the Target Fund, shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by Company, on behalf of the Target Fund, on or before the Closing.

(d)	The Target Fund and the Acquiring Fund shall have agreed on the number of full and fractional Acquiring Fund Shares to be issued in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.3.

(e)	Prior to the Closing, the Target Fund shall redeem all fractional shares of the Target Fund outstanding on the records of the Target Fund’s Transfer Agent and Cash-Out Shareholders.

6.3	Other Conditions Precedent. If any of the conditions set forth in this paragraph 6.3 have not been satisfied on or before the Closing, GCIT, on behalf of the Acquiring Fund, or Company, on behalf of the Target Fund, shall, at its option, not be required to consummate the transactions contemplated by this Agreement.

(a)	The Agreement and transactions contemplated herein shall have been approved by the board of directors of the Company and the board of trustees of the GCIT. Notwithstanding anything herein to the contrary, neither the Target Fund nor the Acquiring Fund may waive the conditions set forth in this Section 6.3;

(b)	At the Closing, no action, suit or other proceeding shall be pending or, to the knowledge of GCIT or Company, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

(c)	All required consents of other parties and all other consents, orders, and permits of U.S. federal, state and local regulatory authorities (including those of the Commission and of state securities authorities, including any necessary “no-action” positions and exemptive orders from such U.S. federal and state authorities) to permit consummation of the transactions contemplated herein shall have been obtained, except where failure to obtain any such consent, order or permit would not result in a material adverse effect on the Acquiring Fund or Target Fund, provided that any party hereto may for itself waive any of such conditions.

(d)	The Information Statement/Prospectus shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

(e)	GCIT, on behalf of the Acquiring Fund, and Company, on behalf of the Target Fund, shall each have received an opinion of Kilpatrick Townsend & Stockton, LLP, dated as of the Closing Date, in a form acceptable to GCIT and Company, as to U.S. federal income tax matters (the “Tax Opinion”) that includes substantially the following statements, based on the stated facts, representations and assumptions and conditioned on consummation of the Reorganization in accordance with this Agreement, including the assumption that any reference in any of the following statements to “Target Fund Shareholders” does not include any Cash-Out Shareholder for U.S. federal income tax purposes:

(1)	the Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the Acquiring Fund and the Target Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(2)	no gain or loss will be recognized by the Target Fund upon the transfer of all of the assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities, or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to the Target Fund Shareholders in exchange for their Target Fund shares in complete liquidation of the Target Fund pursuant to the Reorganization;

(3)	no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities;

(4)	no gain or loss will be recognized by the Target Fund Shareholders upon the distribution to them by the Target Fund of the Acquiring Fund Shares solely in exchange for their Target Fund shares as part of the Reorganization (except with respect to cash received by Target Fund Shareholders in lieu of fractional shares, if any);

(5)	the basis of the Acquiring Fund Shares received by each Target Fund Shareholder in the Reorganization will be the same as the basis of the shareholder’s exchanged Target Fund shares (reduced by any amount of tax basis allocable to fractional shares for which cash is received by Target Fund Shareholders in lieu of fractional shares, if any);

(6)	the holding period of the Acquiring Fund Shares received by each Target Fund Shareholder (including any fractional share of the Acquiring Fund to which a Target Fund Shareholder may be entitled) will include the period during which the surrendered Target Fund shares were held by such Target Fund Shareholder, provided that the Target Fund shares were held as a capital asset at the Closing;

(7)	the tax basis of each asset acquired by the Acquiring Fund will be the same as the tax basis of such asset in the hands of the Target Fund immediately before the Reorganization;

(8)	the holding period of each asset received by the Acquiring Fund will include the period during which that asset was held by the Target Fund; and

(9)	the Acquiring Fund will succeed to and take into account those tax attributes of the Target Fund that are described in Section 381, 382, 383 and 384 of the Code, subject to the conditions and limitations specified in the Code, the applicable Treasury Regulations, and existing court decisions and published interpretations of the Code and Treasury Regulations.

The delivery of such opinion is conditioned upon receipt by Kilpatrick Townsend & Stockton LLP of customary representations it shall reasonably request of GCIT, on behalf of the Acquiring Fund, and of Company, on behalf of the Target Fund. In rendering such opinion, Kilpatrick Townsend & Stockton LLP may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, the facts set forth in the Information Statement/Prospectus, and on representations made by each of GCIT and Company. No opinion will be expressed as to the effect of the Reorganization on (i) the Target Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or any applicable termination or transfer) under a mark-to-market system of accounting and (ii) any Target Fund shareholder that is required to recognized unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting.

(f)	Each party shall have delivered to the other such bills of sale, checks, assignments, receipts or other documents as reasonably requested by such other party or its counsel.

ARTICLE VII

INDEMNIFICATION

7.1	Indemnification by GCIT. GCIT, solely out of the Acquiring Fund’s assets and property (including any amounts paid to the Acquiring Fund pursuant to any applicable liability insurance policies), agrees to indemnify and hold harmless Company, the Target Fund, GCM and their directors, officers, employees and agents (the “Company Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Company Indemnified Parties may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any material breach by the Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement, provided that this indemnification shall not apply to the extent such loss, claim, damage, liability or expense (or actions with respect thereto) shall be due to any negligent, intentional or fraudulent act, omission or error of such Company Indemnified Party.

7.2	Indemnification by Company. Company, solely out of the Target Fund’s assets and property (including any amounts paid to the Target Fund pursuant to any applicable liability insurance policies), agrees to indemnify and hold harmless GCIT, the Acquiring Fund, GCM and their trustees, officers, employees and agents (the “GCIT Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the GCIT Indemnified Parties may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any material breach by the Target Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement, provided that this indemnification shall not apply to the extent such loss, claim, damage, liability or expense (or actions with respect thereto) shall be due to any negligent, intentional or fraudulent act, omission or error of such GCIT Indemnified Party.

7.3	Liability of Company. GCIT understands and agrees that the obligations of Company, on behalf of the Target Fund, under this Agreement shall not be binding upon any director, shareholder, nominee, officer, agent or employee of Company on behalf of Company personally, but bind only Company on behalf of the Target Fund and the Target Fund’s property. Moreover, no series of Company other than the Target Fund shall be responsible for the obligations of Company hereunder, and all persons shall look only to the assets of the Target Fund to satisfy the obligations of the Target Fund hereunder.

7.4	Liability of GCIT. Company understands and agrees that the obligations of GCIT, on behalf of the Acquiring Fund, under this Agreement shall not be binding upon any trustee, shareholder, nominee, officer, agent or employee of GCIT on behalf of GCIT personally, but bind only GCIT on behalf of the Acquiring Fund and the Acquiring Fund’s property. Moreover, no series of GCIT other than the Acquiring Fund shall be responsible for the obligations of GCIT hereunder, and all persons shall look only to the assets of the Acquiring Fund to satisfy the obligations of the Acquiring Fund hereunder. Company represents that it has notice of the provisions of the Declaration of Trust of GCIT disclaiming shareholder and trustee liability for acts or obligations of the Acquiring Fund.

ARTICLE VIII

BROKERAGE FEES AND EXPENSES

8.1	No Broker or Finder Fees. The Acquiring Fund and the Target Fund represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

8.2	Expenses of Reorganization. Except as otherwise provided herein, GCM will bear 100% of the expenses relating to the Reorganization whether or not the Reorganization is consummated. The costs of the Reorganization shall include, without limitation, costs associated with: preparation, printing and distribution of the Information Statement/Prospectus; legal fees and accounting fees with respect to the Reorganization and the Information Statement/Prospectus; and all necessary taxes in connection with the delivery of the assets, including all applicable stock transfer stamps. Brokerage fees and expenses related to the disposition or acquisition of Assets (including any disposition intended to raise cash to pay redemption proceeds) that are incurred by the Target Fund in the ordinary course of business prior to the Closing shall be borne by the Target Fund. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a RIC or the disqualification of the Reorganization as a tax-free reorganization under Section 368(a)(1)(F) of the Code, and it is intended that GCM will pay or assume only those expenses that are solely and directly related to the Reorganization in accordance with the guidelines established in IRS Revenue Ruling 73-54, 1973-1 C.B. 187.

ARTICLE IX

AMENDMENTS AND TERMINATION

9.1	Amendments. This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the authorized officers of GCIT or Company, on behalf of either the Acquiring Fund or the Target Fund, respectively.

9.2	Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by resolution of the Board of Trustees of GCIT or the Board of Directors of Company, on behalf of the Acquiring Fund or the Target Fund, respectively, at any time prior to the Closing, if circumstances should develop that, in the opinion of such Board, make proceeding with this Agreement inadvisable.

ARTICLE X

NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by electronic delivery (i.e., e-mail) personal service or prepaid or certified mail addressed as follows:

If to GCIT:

GCIT
c/o Gator Capital Management, LLC
2502 N. Rocky Point Drive, Suite 665
Tampa, Florida 33607
Attention: Derek Pilecki; Erik Anderson
Email: derek.pilecki@gatorcapital.com; erik.anderson@gatorcapital.com with a copy (which copy shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
1001 W. Fourth Street
Winston-Salem, North Carolina 27101
Attention: Jeffrey Skinner; Kate McCurry
Email: jskinner@ktslaw.com; kmccurry@ktslaw.com

If to Company:

Caldwell & Orkin Funds, Inc.
c/o Gator Capital Management, LLC
2502 N. Rocky Point Drive, Suite 665
Tampa, Florida 33607
Attention: Derek Pilecki; Erik Anderson
Email: derek.pilecki@gatorcapital.com; erik.anderson@gatorcapital.com with a copy (which copy shall not constitute notice) to:

With a copy (which shall not constitute notice) to:
Kilpatrick Townsend & Stockton LLP
1001 W. Fourth Street
Winston-Salem, North Carolina 27101
Attention: Jeffrey Skinner; Kate McCurry
Email: jskinner@ktslaw.com; kmccurry@ktslaw.com

If to GCM:

Gator Capital Management, LLC
2502 N. Rocky Point Drive, Suite 665
Tampa, Florida 33607
Attention: Derek Pilecki; Erik Anderson
Email: derek.pilecki@gatorcapital.com; erik.anderson@gatorcapital.com

ARTICLE XI

MISCELLANEOUS

11.1	Entire Agreement. Company and GCIT agree that they have not made any representation, warranty or covenant, on behalf of either the Target Fund or the Acquiring Fund,

respectively, not set forth herein, and that this Agreement constitutes the entire agreement between the parties.

11.2	Survival. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith, and the obligations with respect to indemnification contained in paragraphs 7.1 and 7.2 shall survive the Closing.

11.3	Headings. The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws. Each of the parties to this Agreement consents to submit itself to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court), in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement and further agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.5	Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

11.6	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all taken together shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the 10th day of July, 2026.

GATOR CAPITAL INVESTMENT TRUST

By:	/s/ Derek Pilecki
Name:	Derek Pilecki
Title:	President

CALDWELL & ORKIN FUNDS, INC.

By:	/s/ Derek Pilecki
Name:	Derek Pilecki
Title:	President

GATOR CAPITAL MANAGEMENT, LLC

By:	/s/ Derek Pilecki
Name:	Derek Pilecki
Title:	Manager